Exhibit 10.57

RESTRICTED STOCK AWARD AGREEMENT

                  This Restricted Stock Award Agreement (this “Agreement”) is entered into as of August 22, 2002 (the “Award Date”), by and between CSG SYSTEMS INTERNATIONAL, INC., a Delaware corporation (the “Company”), and PETER E. KALAN (“Grantee”).

*  *  *

                  WHEREAS, the Company has adopted a 1996 Stock Incentive Plan (the “Plan”); and

                  WHEREAS, the Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company; and

                  WHEREAS, the Committee has authority under the Plan to grant Restricted Stock Awards covering shares of the Common Stock of the Company (the “Common Stock”); and

                  WHEREAS, pursuant to the Plan, on the Award Date the Committee granted a Restricted Stock Award of 30,000 shares of the Common Stock (the “Award”) to Grantee and directed the Company to execute this Agreement for the purpose of setting forth the terms and conditions of the Award;

                  NOW, THEREFORE, in consideration of the premises and of the covenants and conditions contained herein, the Company and Grantee agree as follows:

         1.       Award of Restricted Shares.

                  (a)   The Company hereby confirms the grant of the Award to Grantee as of the Award Date. The Award covers 30,000 shares of the Common Stock (the “Shares”) and is subject to all of the terms and conditions of this Agreement.

                  (b)   Promptly after the execution of this Agreement, the Company shall cause one or more certificates evidencing the Shares to be issued in the name of Grantee and deposited with the Escrow Agent pursuant to Section 5.

         2.       Vesting of the Shares.

                  (a)   Twenty-five percent (25%) of the Shares automatically shall vest in Grantee on each of the first four (4) anniversaries of the Award Date (each such anniversary being referred to herein as a “Vesting Date”); provided, however, that no Shares shall vest in Grantee on a particular Vesting Date unless Grantee has been continuously employed by the Company from the Award Date until such Vesting Date. For purposes of this Agreement, in the context of employment of Grantee, the term “Company” shall include a Subsidiary (as defined in the Plan) if Grantee is then employed by a Subsidiary; provided, however, that neither a transfer of Grantee from the employ of the Company to the employ of a Subsidiary nor the transfer of

Grantee from the employ of a Subsidiary to the employ of the Company or another Subsidiary shall be deemed to be a Termination of Employment of Grantee.

                  (b)   Notwithstanding the provisions of Section 2(a), all Shares which have not previously vested in Grantee pursuant to Section 2(a) automatically shall vest in Grantee upon the occurrence of any of the following events while Grantee is employed by the Company:

(1)	Grantee’s death;

(2)	A Termination of Employment of Grantee by reason of a mental or physical condition that, in the opinion of the Committee, renders Grantee unable or incompetent to carry out the job responsibilities which Grantee then holds as an employee of the Company or the tasks to which Grantee is then assigned as an employee of the Company and that is expected to be permanent or to continue for an indefinite duration exceeding one year;

(3)	A Termination of Employment of Grantee after Grantee has reached the age of sixty-five (65) years; or

(4)	The occurrence of a Change of Control.

                  (c)   Notwithstanding the provisions of Section 2(a), fifty percent (50%) of any Shares which have not previously vested in Grantee pursuant to Section 2(a) automatically shall vest in Grantee upon an involuntary Termination of Employment of Grantee without Cause.

                  (d)   For purposes of this Agreement, a “Termination of Employment” of Grantee means the effective time when the employer-employee relationship between Grantee and the Company terminates for any reason whatsoever.

                  (e)   For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(1)	The Company is merged or consolidated into another corporation or entity, and immediately after such merger or consolidation becomes effective the holders of a majority of the outstanding shares of voting capital stock of the Company immediately prior to the effectiveness of such merger or consolidation do not own (directly or indirectly) a majority of the outstanding shares of voting capital stock or other equity interests having voting rights of the surviving or resulting corporation or other entity in such merger or consolidation;

(2)	any person, entity, or group of persons within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) and the rules promulgated thereunder becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of thirty percent (30%) or more of the outstanding voting capital stock of the Company;

(3)	the Common Stock of the Company ceases to be publicly traded because of an issuer tender offer or other “going private” transaction (other than a transaction sponsored by the then current management of the Company);

(4)	the Company dissolves or sells or otherwise disposes of all or substantially all of its property and assets (other than to an entity or group of entities which is then under common majority ownership (directly or indirectly) with the Company); or

(5)	In one or more substantially concurrent transactions or in a series of related transactions, the Company directly or indirectly disposes of a portion or portions of its business operations (collectively, the “Sold Business”) other than by ceasing to conduct the Sold Business without its being acquired by a third party (regardless of the entity or entities through which the Company conducted the Sold Business and regardless of whether such disposition is accomplished through a sale of assets, the transfer of ownership of an entity or entities, a merger, or in some other manner) and either (i) the fair market value of the consideration received or to be received by the Company for the Sold Business is equal to at least thirty percent (30%) of the market value of the outstanding Common Stock of the Company determined by multiplying the average of the closing prices for the Common Stock of the Company on the thirty (30) trading days immediately preceding the date of the first public announcement of the proposed disposition of the Sold Business by the average of the numbers of outstanding shares of Common Stock on such thirty

(30) trading days or (ii) the revenues of the Sold Business during the most recent four (4) calendar quarters ended prior to the first public announcement of the proposed disposition of the Sold Business represented thirty percent (30%) or more of the total consolidated revenues of the Company during such four (4) calendar quarters.

(6)	during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors of the Company, unless the election or nomination for election of each new director of the Company who took office during such period was approved by a vote of at least seventy-five percent (75%) of the directors of the Company still in office at the time of such election or nomination for election who were directors of the Company at the beginning of such period.

                  (f)   For purposes of this Agreement, “Cause” shall mean only (i) Grantee’s confession or conviction of theft, fraud, embezzlement, or other crime involving dishonesty, (ii) Grantee’s excessive absenteeism (other than by reason of physical injury, disease, or mental illness) without a reasonable justification, (iii) material violation by Grantee of the provisions of any employment or non-disclosure agreement with the Company or any Subsidiary, (iv) habitual and material negligence by Grantee in the performance of Grantee’s duties and responsibilities as an employee of the Company or any Subsidiary and failure on the part of Grantee to cure such negligence within twenty (20) days after Grantee’s receipt of a written notice from the Board of Directors or the Chief Executive Officer of the Company setting forth in reasonable detail the particulars of such negligence, (v) material failure by Grantee to comply with a lawful directive of the Board of Directors or the Chief Executive Officer of the Company and failure to cure such non-compliance within twenty (20) days after Grantee’s receipt of a written notice from the Board of Directors or the Chief Executive Officer of the Company setting forth in reasonable detail the particulars of such non-compliance, (vi) a material breach by Grantee of any of Grantee’s fiduciary duties to the Company and, if such breach is curable, Grantee’s failure to cure such breach within ten (10) days after Grantee’s receipt of a written notice from the Board of Directors or the Chief Executive Officer of the Company setting forth in reasonable detail the particulars of such breach, or (vii) willful misconduct or fraud on the part of Grantee in the performance of Grantee’s duties as an employee of the Company or any Subsidiary. In no event shall the results of operat ions of the Company or any Subsidiary or any business judgment made in good faith by Grantee constitute an independent basis for a Termination of Employment of Grantee for Cause.

         3.       Cancellation of Unvested Shares.

                  Upon a Termination of Employment of Grantee, all of the rights and interests of Grantee in any of the Shares which have not vested in Grantee prior to or upon such Termination of Employment of Grantee, as provided in Section 2, automatically shall completely and forever terminate; and the Escrow Agent shall deliver to the Company for cancellation the certificates for such Shares.

         4.       Employment.

                  Nothing contained in this Agreement (i) obligates the Company, or a Subsidiary, to continue to employ Grantee in any capacity whatsoever or (ii) prohibits or restricts the Company or a Subsidiary from terminating the employment of Grantee at any time or for any reason whatsoever, subject to any rights which Grantee may have under any other agreement with the Company or a Subsidiary. In the event of any Termination of Employment of Grantee, Grantee shall have only the rights set forth in this Agreement with respect to the Shares.

         5.       Escrow of Shares.

                  To ensure the availability for delivery to the Company for cancellation of the certificates for any unvested Shares in the event of a Termination of Employment of Grantee, Grantee shall deliver to and deposit with the escrow agent (the “Escrow Agent”) named in joint escrow instructions in the form of Annex A hereto (the “Joint Escrow Instructions”) a stock power duly endorsed in blank for each certificate for the Shares, and the Company shall cause the certificates for the Shares to be delivered to and deposited with the Escrow Agent as provided in Section 1(b). Such stock powers and certificates are to be held and delivered by the Escrow Agent pursuant to the terms of the Joint Escrow Instructions, which shall be executed by Grantee and the Company and delivered to the Escrow Agent concurrently with the execution of this Agreement . The parties acknowledge that the Joint Escrow Instructions have been executed solely for administrative convenience and that all questions as to Share ownership and whether or not Shares have vested shall be determined solely pursuant to this Agreement notwithstanding any action by the Escrow Agent. Grantee at all times shall have the right to vote with respect to all of the Shares, whether or not they have vested in Grantee.

         6.       Change in Capitalization.

                  If at any time that any of the Shares have not vested in Grantee there is any non-cash dividend of securities or other property or rights to acquire securities or other property, any liquidating dividend of cash and/or property, or any stock dividend or stock split or other change in the character or amount of any of the outstanding securities of the Company, then in such event any and all new, substituted, or additional securities or other property to which Grantee may become entitled by reason of Grantee’s ownership of such unvested Shares immediately shall become subject to this Agreement, shall be delivered to the Escrow Agent to be held pursuant to the Joint Escrow Instructions, and shall have the same status with respect to vesting as the Shares upon which such dividend was paid or with respect to which such new, substituted, or additional securities or other property was distributed. Any cash or cash equivalents received pursuant to the first sentence of this Section 6 shall be invested in conservative short-term interest-bearing securities, and interest earned thereon also shall have the same status as to vesting. Cash dividends (other than liquidating dividends) paid on such unvested Shares shall be paid to Grantee and shall not be subject to vesting or to the Joint Escrow Instructions.

         7.       Grantee Representations.

                  Grantee hereby represents and warrants to the Company as follows:

                  (a)   Grantee has full power and authority to execute, deliver, and perform Grantee’s obligations under this Agreement; and this Agreement is a valid and binding obligation of Grantee, enforceable in accordance with its terms, except that the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                  (b)   Grantee (i) received and reviewed copies of this Agreement and the accompanying Joint Escrow Instructions prior to their execution, (ii) received all such business, financial, tax, and other information as Grantee deemed necessary and appropriate to enable Grantee to evaluate any financial risk inherent in his accepting the award of the Shares, and (iii) received satisfactory and complete information concerning the business and financial condition of the Company in response to all of Grantee’s inquiries in respect thereof. Grantee acknowledges the public availability of the Company’s periodic and other filings made with the United States Securities and Exchange Commission at www.sec.gov.

         8.       Company Representations and Warranties.

                  The Company hereby represents and warrants to Grantee as follows:

                  (a)   The Company is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite corporate power and authority to enter into this Agreement, to issue the Shares to Grantee, and to perform its obligations hereunder.

                  (b)   The execution and delivery of this Agreement by the Company have been duly and validly authorized, and all necessary corporate action has been taken to make this Agreement a valid and binding obligation of the Company, enforceable in accordance with its terms, except that the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                  (c)   When issued to Grantee as provided for herein, the Shares will be duly and validly issued, fully paid, and non-assessable.

         9.       Gross-Up Payments.

                  If the vesting of any Shares is accelerated pursuant to Section 2(b)(4) and such accelerated vesting causes Grantee to become liable for any excise tax on “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as

amended, and any regulations thereunder) and any interest or penalties thereon (such excise tax, interest, and penalties, collectively, the “Tax Penalties”), then the Company promptly shall make a cash payment (the “Cash Payment”) to Grantee in an amount equal to the Tax Penalties. The Company also promptly shall make an additional cash payment to Grantee in an amount rounded to the nearest $100.00 which is equal to any additional income, excise, and other taxes (using the individual tax rates applicable to Grantee for the year for which such Tax Penalties are owed) for which Grantee will be liable as a result of the Grantee’s receipt of the Cash Payment (the additional cash payment provided for in this sentence being referred to as a “Gross-Up Payment”). In addition, Grantee shall be entitled to promptly receive from the Company a further Gross-Up Payment in respect of each prior Gross-Up Payment until the amount of the last Gross-Up Payment is less than $100.00.

         10.      Restriction on Sale or Transfer.

                  None of the Shares that have not vested in Grantee pursuant to this Agreement (or any beneficial interest therein) may be sold, transferred, assigned, pledged, or encumbered in any way (including transfer by operation of law); and any attempt to make any such sale, transfer, assignment, pledge, or encumbrance shall be null and void and of no effect.

         11.      Legends.

                  The certificates representing the Shares will, upon their issuance to Grantee, bear a legend in substantially the following form:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the CSG Systems International, Inc. 1996 Stock Incentive Plan and a Restricted Stock Award Agreement entered into between the registered owner and CSG Systems International, Inc. Release from such terms and conditions may be obtained only in accordance with the provisions of such Plan and Agreement, a copy of each of which is on file in the office of the Secretary of CSG Systems International, Inc.”

Grantee shall be entitled to have such legend removed from the certificates representing Shares which have vested in Grantee.

         12.      Enforcement.

                  The parties acknowledge that the remedy at law for any breach or violation or attempted breach or violation of the provisions of Section 10 will be inadequate and that, in the event of any such breach or violation or attempted breach or violation, the Company shall be entitled to injunctive relief in addition to any other remedy, at law or in equity, to which the Company may be entitled.

         13.      Violation of Transfer Provisions.

                  The Company shall not be required to transfer on its books any Shares which have been sold, transferred, assigned, pledged, or encumbered in violation of any of the provisions of this Agreement or to treat as the owner of such Shares or to accord the right to vote or pay dividends to any purported transferee or pledgee to whom such Shares shall have been so sold, transferred, assigned, pledged, or encumbered.

         14.      Section 83(b) Election.

                  Grantee shall have the right to make an election pursuant to Treasury Regulation § 1.83-2 with respect to the Shares and promptly will furnish the Company with a copy of the form of election Grantee has filed and evidence that such an election has been filed in a timely manner.

         15.      Dispute Resolution.

                  Subject to the provisions of Section 12, any claim or dispute by Grantee or the Company arising from or in connection with this Agreement, whether based on contract, tort, common law, equity, statute, regulation, order, or otherwise (a “Dispute”), shall be resolved as follows:

(a)	Such Dispute shall be submitted to mandatory and binding arbitration at the election of either Grantee or the Company (the “Disputing Party”). Except as otherwise provided in this Section 15, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).

(b)	To initiate the arbitration, the Disputing Party shall notify the other party in writing within 30 days after the occurrence of the event or events which give rise to the Dispute (the “Arbitration Demand”), which notice shall (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of any claim, and (iii) specify the requested relief. Within fifteen (15) days after the other party’s receipt of the Arbitration Demand, such other party shall serve on the Disputing Party a written statement (i) answering the claims set forth in the Arbitration Demand and including any affirmative defenses of such party and (ii) asserting any counterclaim, which statement shall (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim, and (C) specify the requested relief. The parties shall attempt in good faith to agree upon a single arbitrator (the “Sole Arbitrator ”). If the parties are unable to so agree, then each party shall appoint an arbitrator who (A) has been licensed to practice law in the U.S. for at least ten years, (B) has no past or present relationship with either Grantee or the Company, and (C) is experienced in representing clients in connection with corporate law matters (the “Basic Qualifications”); and promptly, but in any event within five (5) days after such appointments, the two arbitrators so appointed shall select a third neutral arbitrator from a list provided by the AAA of potential arbitrators who satisfy the Basic Qualifications and who have no past or present relationship with the parties’ counsel, except as otherwise disclosed in writing to and approved by the parties. If a Sole Arbitrator is not appointed, then the arbitration will be heard by a panel of the three arbitrators so appointed (the “Arbitration Panel”), with the third arbitrator so appointed serving as the chairperson of the Arbitration Panel. Decisions of the Sole Arbitrator or of a majority of the members of the Arbitration Panel, as the case may be, shall be determinative.

(c)	The arbitration hearing shall be held in Denver, Colorado, or such other city in which the principal executive office of the Company was located immediately prior to a Change of Control (if a Change of Control has occurred). The Sole Arbitrator or the Arbitration Panel, as the case may be, is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. The Arbitration Panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this agreement, including, without limitation, the provisions of this Section 15. At either party’s request, the Sole Arbitrator or the Arbitration Panel, as the case may be, shall have the right to grant injunctive relief.

(d)	Within ten (10) days after the closing of the arbitration hearing, the Sole Arbitrator or the Arbitration Panel, as the case may be, shall prepare and distribute to the parties a writing setting forth the Sole Arbitrator’s or the Arbitration Panel’s finding of facts and conclusions of law relating to the Dispute, including the reason for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be confidential information.

(e)	The Sole Arbitrator or the Arbitration Panel, as the case may be, is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiatives and controls to effect an efficient, economical, and expeditious resolution of the Dispute. The Sole Arbitrator or the Arbitration Panel, as the case may be, is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

(g)	Any award rendered by the Sole Arbitrator or the Arbitration Panel, as the case may be, will be final, conclusive, and binding upon the parties and shall be the exclusive remedy for all claims, counterclaims, or issues presented to the Sole Arbitrator or the Arbitration Panel, as the case may be; and any judgment on such award may be entered and enforced in any court of competent jurisdiction.

(h)	Each party will bear an equal share of all fees, costs, and expenses of the arbitrators. Notwithstanding any law to the contrary, (i) if the Company is the prevailing party in the arbitration, then each party will bear all of the fees, costs, and expenses of such party’s own attorneys, experts, and witnesses and (ii) if the Grantee is the prevailing party in the arbitration, then the Company shall pay all of the reasonable fees, costs, and expenses of both the Company’s and the Grantee’s attorneys, experts, and witnesses. However, in connection with any judicial proceeding to compel arbitration pursuant to this agreement or to enforce any award rendered by the Sole Arbitrator or the Arbitration Panel, as the case may be, the prevailing party in such a proceeding will be entitled to recover reasonable attorneys’ fees and expenses incurred in connection with such proceedings, in addition to any other relief to which such party may be entitled.

(i)	Nothing contained in the preceding provisions of this Section 15 shall be construed to prevent either party from seeking from a court a temporary restraining order or other injunctive relief pending final resolution of a Dispute pursuant to this Section 15.

         16.      Withholding.

                  Upon Grantee’s making of the election referred to in Section 14 with respect to any of the Shares or upon the vesting in Grantee of any of the Shares as to which the election referred to in Section 14 was not made, Grantee shall pay to or provide for the payment to or withholding by the Company of all amounts which the Company is required to withhold for federal, state, or local tax purposes from Grantee’s compensation by reason of or in connection with such election or vesting. Notwithstanding any provision of the Joint Escrow Instructions to the contrary, neither the Company nor the Escrow Agent shall be obligated to deliver any certificate for any of the Shares until Grantee’s obligations under this Section 16 have been satisfied.

         17.      Application of Plan.

                  The relevant provisions of the Plan relating to Restricted Stock Awards and the authority of the Committee under the Plan shall be applicable to this Agreement to the extent that this Agreement does not otherwise expressly address the subject matter of such provisions.

         18.      General Provisions.

                  (a)   No Assignments. Grantee may not sell, transfer, assign, pledge, or encumber any of Grantee’s rights or obligations under this Agreement without the prior written consent of the Company; and any such attempted sale, transfer, assignment, pledge, or encumbrance shall be void.

                  (b)   Notices. All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given and made upon personal delivery to the person for whom it is intended (including by a reputable overnight delivery service which shall be deemed to have effected personal delivery) or upon deposit, postage prepaid, registered or certified mail, return receipt requested, in the United States mail as follows:

                           (i)   if to Grantee, addressed to Grantee at Grantee’s address shown on the stock register maintained by or on behalf of the Company or at such other address as Grantee may specify by written notice to the Company, or

                           (ii)   if to the Company, addressed to the Chief Executive Officer of the Company at the principal office of the Company or at such other address as the Company may specify by written notice to the Grantee.

                  Each such notice, request, consent, and other communication shall be deemed to have been given upon receipt thereof as set forth above or, if sooner, three (3) business days after deposit as described above. The addresses for purposes of this Section 18(b) may be changed by giving written notice of such change in the manner provided herein for giving notice. Unless and until such written notice is received, the addresses provided herein shall be deemed to continue in effect for all purposes hereunder.

                  (c)   Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of laws, of the State of Delaware.

                  (d)   Severability. The parties hereto agree that the terms and provisions in this Agreement are reasonable and shall be binding and enforceable in accordance with the terms hereof and, in any event, that the terms and provisions of this Agreement shall be enforced to the fullest extent permissible under law. In the event that any term or provision of this Agreement shall for any reason be adjudged to be unenforceable or invalid, then such unenforceable or invalid term or provision shall not affect the enforceability or validity of the remaining terms and provisions of this Agreement, and the parties hereto hereby agree to replace such unenforceable or invalid term or provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid term or provision.

                  (e)   Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted heirs, personal representatives, successors, and assigns of the parties hereto; provided, that the provisions of this Section 18(e) shall not authorize any assignment which is otherwise prohibited by this Agreement.

                  (f)   Modification, Amendment, and Waiver. No modification, amendment, or waiver of any provision of this Agreement shall be effective against the Company or Grantee unless approved in writing and, in the case of the Company, authorized by the Committee and unless it specifically states that it is intended to modify, amend, or waive a specific provision of this Agreement. The failure of a party at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                   (g)   Integration. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings, and agreements, written or oral.

                  (h)   Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

                  (i)   Counterparts. This Agreement may be executed in counterpart with the same effect as if all parties had signed the same document. All such counterparts shall be deemed to be an original, shall be construed together, and shall constitute one and the same instrument.

                  (j)   Further Assurances. The parties agree to use their best efforts and act in good faith in carrying out their obligations under this Agreement. The parties also agree to execute such further instruments and to take such further actions as reasonably may be necessary or desirable to carry out the purposes and intent of this Agreement.

                  In Witness Whereof, the parties hereto have executed this Restricted Stock Award Agreement as of the date first above written.

COMPANY: CSG SYSTEMS INTERNATIONAL, INC., a Delaware corporation		GRANTEE:
By:	/s/ NEAL C. HANSEN	/s/ PETER E. KALAN

	Chairman of the Board and Chief Executive Officer	Peter E. Kalan

ANNEX A

JOINT ESCROW INSTRUCTIONS

August 22, 2002

Joseph T. Ruble, Corporate Secretary
CSG Systems International, Inc.
7887 East Belleview Avenue, Suite 1000
Englewood, Colorado 80111

Dear Sir:

                  As the Escrow Agent for CSG Systems International, Inc. (the “Company”), a Delaware corporation, and the undersigned holder of Common Stock of the Company (the “Grantee”), you hereby are authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Award Agreement (the “Agreement”) between the undersigned dated the date hereof, to which these Joint Escrow Instructions relate, in accordance with the following instructions:

                  1.   A copy of the Agreement has been delivered to you concurrently with the execution of these Joint Escrow Instructions. By signing these Joint Escrow Instructions, you acknowledge receipt of such copy.

                  2.   The Company promptly shall notify you (with a copy to Grantee) upon (i) the vesting in Grantee of any of the Shares covered by the Agreement and (ii) Grantee’s satisfaction of the withholding requirements set forth in Section 16 of the Agreement. Five (5) business days after your receipt of such notice, you shall deliver to Grantee the certificate or certificates for the Shares that have so vested and as to which such withholding requirements have been satisfied and any other items pertaining to such Shares then held by you pursuant to Section 6 of the Agreement.

                  3.   The Company promptly shall notify you (with a copy to Grantee) of a Termination of Employment (as defined in the Agreement) of Grantee which results in the termination of the rights and interests of Grantee in any of the Shares covered by the Agreement in accordance with Section 3 of the Agreement. Five (5) business days after your receipt of such notice, you shall deliver to the Company for cancellation the certificates for such Shares and any other items pertaining to such Shares then held by you pursuant to Section 6 of the Agreement.

                  4.   The escrow created by these Joint Escrow Instructions shall terminate upon the delivery by you, in accordance with the Agreement and these Joint Escrow Instructions, of all of the certificates for the Shares covered by the Agreement and all other items pertaining to the Shares received by you pursuant to Section 6 of the Agreement.

                  5.   Your duties hereunder may be altered, amended, modified, or revoked only by a writing signed by the parties hereto.

                  6.   You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in acting or refraining from acting in reliance upon any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent while acting in good faith and in the exercise of your own good judgment and not in contravention of the express terms hereof, and any act done or omitted by you pursuant to the advice of your own independent attorneys shall be conclusive evidence of such good faith.

                  7.   You shall not be liable in any respect on account of the identity, authority, or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder or thereunder.

                  8.   You shall be entitled to employ such independent legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation for such advice.

                  9.   Your responsibilities as Escrow Agent hereunder shall terminate on the thirtieth day following receipt by the parties of your written notice of resignation or upon the joint selection of a successor Escrow Agent by the Company and Grantee and your receipt of written notification of such a selection. In the event of your resignation, you and the Company shall jointly appoint a successor Escrow Agent.

                  10.   If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or your obligations in respect hereto, the necessary parties hereto shall furnish or join in furnishing such instruments.

                  11.   If a dispute arises with respect to the delivery and/or ownership or right of possession of the securities or any other property held by you hereunder, then you are authorized and directed to retain in your possession without liability to anyone all or any part of such securities or other property until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order of a court of competent jurisdiction, but you shall be under no duty whatsoever to institute or defend any such proceedings. All questions as to whether any securities held by you have vested will be determined under the Agreement by the Company and Grantee or by a final order of a court of competent jurisdiction, and you have no authority to make any such decisions. No transfer of securities or other property by you shall be effective unless made pursuant to the terms of the Agreement, and any transfer in contravention thereof shall be null and void.

                  12.   Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery (including by a reputable overnight delivery service which shall be deemed to have effected personal delivery) or upon deposit in the United States mail, by registered or certified mail with postage and fees prepaid, return receipt requested, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

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Company:	GSystems International, Inc. 7887 East Belleview Avenue, Suite 1000 Englewood, Colorado 80111 Atttn: Chief Executive Officer

Grantee:	Notice to Grantee shall be sent to the address set forth below Grantee’s signature on these Joint Escrow Instructions.

Escrow Agent:	Notice to the Escrow Agent shall be sent to his address at the beginning of these Joint Escrow Instructions.

                  13.   By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of these Joint Escrow Instructions; and you do not become a party to the Agreement.

                  14.   All liabilities, losses, costs, fees, and disbursements incurred or made by you in connection with the performance of your duties hereunder, including without limitation the compensation paid to legal counsel pursuant to Paragraph 8 hereof, shall be borne by the Company; and the Company hereby agrees to indemnify you against and hold you harmless from all claims, actions, demands, liabilities, losses, costs, fees, and expenses incurred by you in the performance of your duties hereunder; provided, however, that this indemnity shall not extend to conduct which has been determined, by a final order of a court of competent jurisdiction, to have been grossly negligent or to have constituted intentional misconduct. You shall not be entitled to compensation for your services hereunder.

                  15.   This instrument shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of laws, of the State of Delaware.

                  16.   This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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                  19.   This instrument may be executed in counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

Very truly yours, COMPANY: CSG SYSTEMS INTERNATIONAL, INC.
By:	/s/ NEAL C. HANSEN

Chairman of the Board and Chief Executive Officer

GRANTEE:
/s/ PETER E. KALAN

Peter E. Kalan Grantee’s Address: 8341 East Otero Circle Englewood, CO 80112

Accepted: ESCROW AGENT:
/s/ JOSEPH T. RUBLE

Joseph T. Ruble, Corporate Secretary of CSG Systems International, Inc.

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